Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

TriSalus Life Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered(2)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Preferred Stock to purchase Common Stock	Other	11,860,206	(3)	$5.4875	(4)	$65,082,880.43	(4)	$0.00015310	$9,964.19
	Total Offering Amounts							$65,082,880.43			$9,964.19
	Total Fees Previously Paid										-
	Total Fee Offsets										-
	Net Fee Due										$9,964.19

(1)	As discussed in the Prospectus/Offer to Exchange (the “Prospectus/Offer to Exchange”), which forms a part of the Registration Statement on Form S-4 to which this Exhibit 107 is filed as an exhibit, in lieu of issuing fractional shares, any holder who would otherwise have been entitled to receive fractional shares pursuant to the Offer (as defined in the Prospectus/Offer to Exchange) will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the common stock, par value $0.0001 per share (“Common Stock”), of TriSalus Life Sciences, Inc. (the “Company”) on the Nasdaq Global Market on the last trading day of the Offer Period (as defined in the Prospectus/Offer to Exchange).
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Company is also registering an indeterminate number of additional shares of Common Stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	Represents the outstanding Preferred Stock plus dividends through August 10, 2027 (as defined by the Prospectus/Offer to Exchange)
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act, utilizing $5.488, the average of the high and low prices of the Company’s Common Stock on June 20, 2025, as reported on the Nasdaq Global Market.